U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Wolf                            Dale                    B.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

6705 Rockledge Drive, Suite 900
--------------------------------------------------------------------------------
                                    (Street)

Bethesda                                MD              20817
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol


Coventry Health Care, Inc. (CVH)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



--------------------------------------------------------------------------------
4.   Statement for Month/Year


August 2002
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Executive Vice President, Chief Financial Officer and Treasurer
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                         8/19/02          M              3,000        A    5.0000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          S              3,000        D   31.2000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          M              3,000        A    5.0000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          S              3,000        D   31.2900                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          M              4,000        A    5.0000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          S              4,000        D   31.3900                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          M              4,000        A    5.0000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          S              4,000        D   31.4900                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          M              4,000        A    5.0000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          S              4,000        D   31.9200                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          M              6,000        A    5.0000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          S              6,000        D   33.1000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          M              4,000        A    5.0000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          S              4,000        D   34.2500                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          M              4,000        A    5.0000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          S              4,000        D   33.8000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          M              2,798        A    5.0000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          S              2,798        D   33.7500          0          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          M              5,270        A    5.0000                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         8/19/02          S              5,270        D   33.8021          0          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                        2,142         I  by managed acct
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Restricted                                                                            75,000         D
====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Non-qualified Stock                                                             Common
Option (right to buy) 5.000  8/19/02     M          5,270          7/15/07      Stock     5,270                 0    D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 5.000  8/19/02     M         34,798          7/31/08      Stock    34,798                 0    D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 6.688                                       12/20/09      Stock    90,000            90,000    D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 7.188                                        7/31/08      Stock    37,500            37,500    D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 7.500                                       11/18/06      Stock    46,939            46,939    D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 7.500                                        3/27/07      Stock    22,984            22,984    D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 7.500                                        7/15/07      Stock    21,014            21,014    D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock                                                             Common
Option (right to buy) 10.50                                         7/1/09      Stock   100,000           100,000    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Explanation of Responses:


  /s/ Dale B. Wolf                                               8/20/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2